Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Old National Bancorp (“Old National”) on Form S-4 (the “Registration Statement”) and in the Proxy Statement/Prospectus of Old National and CapStar Financial Holdings, Inc. (“CapStar”), which is part of the Registration Statement, of our opinion dated October 26, 2023, appearing as Annex C to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of CapStar’s Financial Advisor,” “The Merger—Background of the Merger,” and “The Merger—Opinion of CapStar’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules or regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Sarah Gore
Sarah Gore
Managing Director

New York, New York
January 3, 2024